Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated February 10, 2016 with respect to the consolidated financial statements of Expedia, Inc. and subsidiaries for the year ended December 31, 2015 included in this Annual Report (Form 10-K) of Liberty Expedia Holdings, Inc. for the year ended December 31, 2016.

/s/ Ernst & Young LLP

Seattle, Washington

February 27, 2017